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                                                                   Exhibit 17(a)

                   [First American National Bank Letterhead]




March 5, 1999

Mr. James. I. Tankersley, Chairman
United Foods, Inc.
Ten Pictsweet Drive
Bells, TN 38006

Dear Mr. Jim,

This letter represents a Commitment for a thirty five million dollar ($35,000,000.00) Revolving Line of Credit as detailed on the attached Summary of Terms. It supercedes all previous commitments by the Bank.

This credit facility is provided to support the proposed share repurchase transaction by your family. This Commitment is subject to the bank's concurrence of the final structure of the transaction, when and as approved by the Board of Directors of United Foods, Inc.

This commitment shall remain in force until April 30, 1999.

Sincerely,

FIRST AMERICAN NATIONAL BANK

/s/ David C. May

David C. May
Executive Vice President

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                               UNITED FOODS, INC.

                                SUMMARY OF TERMS
                FOR EIGHTH AMENDMENT TO REVOLVING LOAN AGREEMENT
                               DATED APRIL 7, 1993

                           $35,000,000 CREDIT FACILITY
                                  MARCH 5, 1999


BORROWERS:                    United Foods, Inc. ("United Foods" or "Borrower").


LENDER: First American National Bank ("FANB" or "Lender"), and its assigns. Collectively, referred to as "Lenders".


FACILITY:                     $35,000,000 Revolving Line of Credit
                                    (Outstandings tied to a borrowing base: 85% of eligible accounts receivable, 60% of eligible inventory.) There will be a $5,000,000 Swing Line, provided as a sublimit within the above $35,000,000 Revolver, by FANB, to facilitate daily advances and cash management.


PURPOSE: To provide daily working capital needs, credit enhancement for obligations relating to workman's compensation insurance, and for general corporate purposes.


MATURITY:                     June 1, 2001.

                                    The Facility Documents will contemplate
                                    annually, with the approval of all Lenders, an ability to extend the maturity of this revolving credit by one year beginning on June 1, 1999.


COLLATERAL:                   The Facility is secured by a perfected first
                              priority security interest in all of the Borrower's accounts receivable and inventory
                              (excluding the accounts receivable and inventory associated with Pictsweet Mushroom Farms.)


INTEREST RATES:               Lender's Index Rate (FANB Prime) minus .5% and/or
                              LIBOR + 1.50%.


FEES: COMMITMENT FEE: Payable quarterly in arrears, 0.125% per annum will be charged on the average unused portion of the Revolving Line of Credit. Standby Letters of Credit will count as "usage."


STANDBY LETTERS
OF CREDIT:                    TERMS AND FEES: All new Standby Letters of Credit
                              (i) will be issued by the Lender as the Issuing
                              Bank, (ii) will have individual maturities equal to the lesser of either 364 days or the minimum maturity required by the beneficiary, provided that all new Standby Letter of Credits mature prior to the Maturity of the Revolving Credit
                              Facility, and (iii) will bear a fee equal to 1.25%.


CONDITIONS
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PRECEDENT:                   As customary for facilities of this nature,
                             including but not limited to:

                             - No material adverse change in Borrower's prospects or financial condition at any time prior to closing.

                             - Receipt of documentation listing all material assets belonging to the Borrower, and describing all liens and all material litigation.

                             - Receipt of satisfactory opinion from the Borrower's counsel.

                             - Receipt of documents certifying that the Borrower has the appropriate insurance coverage and appropriate government authorizations (permits, licenses, etc.), and is in compliance with all government laws and regulations, including those specifically relating to environmental issues and to ERISA.

                             - Receipt of corporate resolutions and incumbency certificates for the Borrowers, and certifications as to the accuracy of all representations and warranties and absence of any event of default or situation, which, with the passage of time, could constitute an event of default.

                             - Receipt of reaffirmation of evidence confirming that all relevant warehouses are bonded or insured.

                             - Completion of satisfactory loan documentation and approval by the Lenders' credit approval authorities as to the final structure of the transaction, when and as approved by United Foods, Inc. Board of Directors. However, should United Foods, Inc. desire to close this transaction prior to "going-private", all terms and conditions contained herein shall prevail with the exception of the financial covenants. Those financial covenants that are presently in full force in the existing $18MM Revolving Loan Agreement, shall replace those in this document until such time as United Foods, Inc. goes private. Should United Foods, Inc. "go private" subsequent to the closing of this transaction, the covenants contained herein shall govern upon "going private", assuming Lenders' have consented to the final structure of the Company as approved by the Board of Directors of the Borrower.

REPRESENTATIONS
AND WARRANTIES:              As customary for facilities of this nature,
                             including but not limited to affirmations concerning corporate existence, corporate and governmental authorization, financial information, compliance with laws, including environmental, compliance with ERISA, no material litigation, payment of taxes, full disclosure, ownership and maintenance of assets, including permits, licenses, patents and trademarks, validity of loan documents, and no liens or indebtedness except as acceptable to the Lenders and except those required in the ordinary course of business.


COVENANTS:                   As customary for facilities of this nature,
                             including but not limited to requirements concerning:


AFFIRMATIVE COVENANTS:       -   Maintenance of corporate existence, government
                                 authorization (licenses, permits, etc.), business conduct, property and insurance.

                             -   Payment of taxes and compliance with laws.

                             -   Maintenance of warehouse agreements and
                                 collateral, right of inspection.

                             -   Notice of defaults, adverse changes.

                             - Notice of covenant compliance immediately preceding and immediately following any acquisition.


FINANCIAL REPORTING:         -   Annual audited consolidated and reconciled
                                 consolidating balance sheets and income
                                 statements and statements of cash flows for the
                                 Borrower due within 90 days of fiscal year-end
                                 complete with confirming letter from accountant
                                 and officer's compliance certificate.
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FINANCIAL REPORTING
           (CONT'D):         -   Quarterly unaudited consolidated balance sheets
                                 and income statements and statements of cash flows as represented by the Borrower's 10-Q due within 45 days of the first three fiscal quarter-ends complete with officer's compliance certificate.

                             - Preliminary annual unaudited consolidated and reconciled consolidating balance sheets and income statements and statements of cash flows for the Borrower due within 45 days of fiscal year end.

                             - Monthly consolidated financial statements for the Borrower due within 20 days of each month end.

                             - All other distributed material registered with the SEC and distributed to the shareholders.

                             - Borrowing Base Certificate due within 15 days of month end. The monthly balance of accounts payable subject to PACA.

                             - Quarterly Certificate of compliance with all financial covenants, due within 45 days of Quarter end.

                             - Annual forecast to include balance sheet, income statement and statement of cash flows in reasonable detail satisfactory to the Lenders, due within 90 days of fiscal year-end.

NEGATIVE COVENANTS:          -   Prohibitions on loans to management or
                                 shareholders, or guarantees of loans to
                                 management or shareholders in excess of a cumulative $5,000,000.

                             -   Prohibitions on any change in business.

                             - Prohibition against any change in the charter documents or in fiscal year-end.

                             -   Limitations on mergers, investments,
                                 consolidations, transactions with affiliates, and the sale of assets or collateral.

FINANCIAL COVENANTS:
                             -   Working Capital Floor:     Minimum $25,000,000.
                                   Calculation:
                                   Calculated annually, Current Assets minus
                                   Current Liabilities.

                             -   Tangible Net Worth:        Minimum $27,500,000.
                                   Calculation:
                                   Calculated quarterly, $27,500,000 plus 50% of Net Income or 50% of a Net Loss. The first escalation would be for the quarter year ending 2/28/99. Under no circumstances should TNW fall below $27,500,000. Should the Company not enter into the contemplated share re-purchase, the TNW Minimum would be amended to the $42,000,000 level. The adjustments for net income or net losses as noted above would continue to apply.

                             -   Debt to Equity Ratio:          Maximum 3.5:1.0.
                                   Calculation:
                                   Calculated annually, Total Liabilities
                                   divided by Tangible Net Worth. Should the company not enter into the contemplated share re-purchase, the Debt to Equity Ratio would return to 2.0:1.0.
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FINANCIAL COVENANTS (CONT'D):

                             -   Interest Coverage Ratio:        Minimum 1.2:1.0
                                   Calculation:
                                   Calculated annually, in the event that the company has net losses of $3,000,000 or more. Ratio is defined as Earnings before Interest, Taxes, Depreciation and Amortization, divided by Current Maturities of Long Term Debt plus Interest Expense.

EVENTS OF DEFAULT:           As customary for facilities of this nature,
                             including but not limited to requirements concerning:

                             - Nonpayment of any principal or interest when due.

                             - Nonpayment of any other obligations owed to the Lenders within 10 days of the due date.

                             -   Default by the Borrower under any other
                                 agreements for funded debt with a principal amount in excess of $500,000.

                             - Misleading, false or incomplete representations or warranties.

                             - Breach or failure to observe or perform any covenant or undertaking contained in the Credit Agreement, subject to 30 day cure period.

                             - Any judgment in excess of $500,000 against the Borrower not cured, waived or dismissed within 30 days.

                             - Any bankruptcy filing or other insolvency proceeding of the Borrower.

                             - Occurrence of any liability, or reasonable threat of such liability, under any employee benefit plan which may have a material adverse effect on the Borrower.

INDEMNIFICATION:             The Lenders will be indemnified against all
                             losses, liabilities, claims, damages or
                             expenses relating to their loans, the
                             Borrower's use of the loan proceeds, or the commitments including but not limited to reasonable attorney's fees and settlement costs.

GOVERNING LAW:               State of Tennessee.

EXPENSES:                    The Borrower will pay all reasonable fees
                             and expenses of the Lenders and its counsel associated with the negotiation, documentation and syndication of this
                             Facility, plus out-of-pocket expenses of the Administrative Agent incurred in connection with amendments and, for each Lender, incurred in connection with the preservation or enforcement of rights.

EXPIRATION:                  This commitment shall expire on April 30,
                             1999, unless accepted below. If the
                             commitment is accepted, the closing must occur before July 1, 1999, or the commitment shall lapse. If prior to closing, but after acceptance of this commitment, the Borrower determines that it will not "go-private", then the Borrower, shall have the right to cancel this commitment.


We hereby accept the forgoing terms and conditions this 28th day of April, 1999

UNITED FOODS, INC.




By: /s/ Carl W. Gruenewald, II
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Title: Sr. Vice President - Finance Treasurer
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